Exhibit 99.3
Item 8. Financial Statements and Supplementary Data
EXPLANATORY NOTE
     On October 1, 2010, Quicksilver sold all of its ownership interests in Quicksilver Gas Services LP to Crestwood Holdings Partners LLC (“Crestwood”). The transaction included Crestwood’s purchase of a 100% interest in our General Partner, 5,696,752 common units and 11,513,625 subordinated limited partner units in Quicksilver Gas Services LP and a note payable by Quicksilver Gas Services LP which had a carrying value of approximately $58 million at closing. Quicksilver received from Crestwood $701 million cash and has the right to receive additional cash payments from Crestwood in 2012 and 2013 of up to $72 million in the aggregate. The additional payments will be determined by an earn-out formula which is based upon our actual gathering volumes during 2011 and 2012. The earn-out provision was designed to provide additional incentive for our largest customer, Quicksilver, to maximize volumes through our pipeline systems and processing facilities. The costs associated with the additional earn-out payments will not be future obligations of Quicksilver Gas Services LP but will be obligations of Crestwood.
     On October 4, 2010, our name changed from Quicksilver Gas Services LP to Crestwood Midstream Partners LP and our ticker symbol on the New York Stock Exchange for our publicly traded common units changed from “KGS” to “CMLP”.
     We are affiliated with Crestwood Holdings Partners LLC, and funds managed by First Reserve Management, L.P. and certain of its affiliates, or First Reserve, who own a significant equity position in Crestwood Holdings Partners LLC., which currently owns approximately 19.5 million common units and all of the equity interests in our General Partner, which holds the incentive distribution rights in us. We anticipate Crestwood Holdings Partners LLC will continue to be a substantial owner of our common units and our entire General Partner.
     We expect that our relationship with Crestwood Holdings Partners LLC and First Reserve may provide us with several significant benefits, including strong industry management experience and increased exposure to acquisition opportunities and access to experienced transactional and financial professionals with a proven track record of investing in energy assets. First Reserve is a private equity firm in the energy industry, making both private equity and infrastructure investments throughout the energy value chain. Crestwood Holdings Partners LLC, headquartered in Houston, Texas, is a private energy company formed to pursue the acquisition and development of North American midstream assets and businesses.
     The financial statements and accompanying footnotes are as of and for the years ended December 31, 2009, 2008 and 2007, and do not reflect the transaction discussed above.

CRESTWOOD MIDSTREAM PARTNERS LP
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Partners of
Crestwood Midstream Partners LP
Fort Worth, Texas
We have audited the accompanying consolidated balance sheets of Crestwood Midstream Partners LP (formerly Quicksilver Gas Services LP) and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of income, cash flows, and changes in partners’ capital for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Crestwood Midstream Partners LP and subsidiaries at December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2009, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 15, 2010 expressed an unqualified opinion on the Company’s internal control over financial reporting.
/s/ Deloitte & Touche LLP
Fort Worth, Texas
March 15, 2010 (January 14, 2011 as to the effects of the common control transaction discussed in Note 1)

CRESTWOOD MIDSTREAM PARTNERS LP
CONSOLIDATED STATEMENTS OF INCOME
In thousands, except for per unit data

	Year Ended December 31,
	2009 (1)	2008 (1)	2007 (1)
Revenue
Gathering revenue — Quicksilver	$57,593	$34,468	$14,932
Gathering revenue	2,310	5,231	1,684
Processing revenue — Quicksilver	32,605	30,127	16,564
Processing revenue	2,082	5,358	1,990
Other revenue — Quicksilver	1,291	900	525

Total revenue	95,881	76,084	35,695

Expenses
Operations and maintenance	24,035	19,395	11,432
General and administrative	7,609	6,407	3,379
Depreciation and accretion	20,829	13,131	7,702

Total expenses	52,473	38,933	22,513

Operating income	43,408	37,151	13,182

Other income	1	11	236
Interest expense	8,519	8,437	4,257

Income from continuing operations before income taxes	34,890	28,725	9,161

Income tax provision	399	253	313

Net income from continuing operations	34,491	28,472	8,848

Loss from discontinued operations	(1,992)	(2,330)	(592)

Net income	$32,499	$26,142	$8,256

Net income attributable to the period from January 1, 2007 to August 9, 2007			$3,444
Net income attributable to the period from August 10, 2007 to December 31, 2007			4,812

Net income			$8,256

General partner interest in net income (2)	$1,172	$647	$93
Common and subordinated unitholders’ interest in net income (2)	$31,327	$25,495	$4,719

Basic earnings per unit: (2)
From continuing operations per common and subordinated unit	$1.38	$1.17	$0.22
From discontinued operations per common and subordinated unit	$(0.08)	$(0.10)	$(0.02)
Net earnings per common and subordinated unit	$1.30	$1.07	$0.20

Diluted earnings per unit: (2)
From continuing operations per common and subordinated unit	$1.25	$1.03	$0.22
From discontinued operations per common and subordinated unit	$(0.07)	$(0.08)	$(0.02)
Net earnings per common and subordinated unit	$1.18	$0.95	$0.20

Weighted average number of common and subordinated units outstanding: (2)
Basic	24,057	23,783	23,777
Diluted	28,189	29,583	23,787
Distributions per unit (attributable to the period ended)	$1.52	$1.39	$0.47

(1)	Financial information has been revised to include the results of the Alliance Midstream Assets and to reflect the retroactive presentation of revenues, expenses, assets and liabilities of the HCDS as discontinued operations for 2009 and prior periods. See Note 1 — Organization and Description of Business of the notes to the consolidated financial statements.

(2)	Amounts for 2007 represent the post-IPO period after August 10, 2007
The accompanying notes are an integral part of these consolidated financial statements.

CRESTWOOD MIDSTREAM PARTNERS LP
CONSOLIDATED BALANCE SHEETS
In thousands, except for unit data

	December 31,	December 31,
	2009 (1)	2008 (1)
ASSETS
Current assets
Cash and cash equivalents	$746	$303
Accounts receivable	1,342	1,908
Prepaid expenses and other current assets	180	594

Total current assets	2,268	2,805

Property, plant and equipment, net	482,497	441,863
Assets of discontinued operations	—	56,022
Other assets	2,859	1,916

	$487,624	$502,606

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Current maturities of debt	$2,475	$1,375
Accounts payable to Quicksilver	1,727	10,917
Accrued additions to property, plant and equipment	8,015	13,755
Accounts payable and other	2,240	1,852

Total current liabilities	14,457	27,899

Long-term debt	125,400	174,900
Note payable to Quicksilver	53,243	52,271
Repurchase obligations to Quicksilver	—	66,997
Asset retirement obligations	8,919	4,660
Deferred income tax liability	768	369
Liabilities of discontinued operations	—	60,302
Commitments and contingent liabilities (Note 9)

Partners’ capital
Common unitholders (16,313,451 and 12,269,714 units issued and outstanding at December 31, 2009 and December 31, 2008, respectively)	281,239	117,541
Subordinated unitholders (11,513,625 units issued and outstanding at December 31, 2009 and 2008)	3,040	(2,328)
General partner	558	(5)

Total partners’ capital	284,837	115,208

	$487,624	$502,606

(1)	Financial information has been revised to include the results of the Alliance Midstream Assets and to reflect the retroactive presentation of revenues, expenses, assets and liabilities of the HCDS as discontinued operations for 2009 and prior periods. See Note 1 — Organization and Description of Business of the notes to the consolidated financial statements.
The accompanying notes are an integral part of these consolidated financial statements.

CRESTWOOD MIDSTREAM PARTNERS LP
CONSOLIDATED STATEMENTS OF CASH FLOWS
In thousands

	Year Ended December 31,
	2009 (1)	2008 (1)	2007 (1)
Operating activities:
Net income	$32,499	$26,142	$8,256
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	23,046	14,545	7,987
Accretion of asset retirement obligations	394	184	83
Deferred income taxes	399	196	38
Equity-based compensation	1,705	1,017	130
Non-cash interest expense	6,191	9,787	4,396
Changes in assets and liabilities:
Accounts receivable	740	(1,200)	(815)
Prepaid expenses and other assets	387	(612)	(543)
Accounts receivable and payable with Quicksilver	3,621	4,002	(5,975)
Accounts payable and other	(33)	(1,489)	1,392

Net cash provided by operating activities	68,949	52,572	14,949

Investing activities:
Capital expenditures	(54,818)	(148,079)	(73,797)

Net cash used in investing activities	(54,818)	(148,079)	(73,797)

Financing activities:
Proceeds from sale of assets to Quicksilver	—	—	29,508
Proceeds from revolving credit facility borrowings	56,000	169,900	5,000
Debt issuance costs paid	(1,446)	(486)	(1,041)
Repayment of repurchase obligation to Quicksilver	(5,645)	(42,085)	—
Repayments of credit facility	(105,500)	—	—
Repayment of subordinated note payable to Quicksilver	—	(825)	—
Proceeds from issuance of equity units	80,760	—	112,298
Equity issuance cost paid	(31)	—	(2,933)
Distribution of offering proceeds to partners	—	—	(119,806)
Contributions by Quicksilver	(816)	111	38,045
Contributions by other partners	—	—	167
Distributions to unitholders	(36,947)	(31,930)	(4,062)
Taxes paid for equity-based compensation vesting	(63)	—	—

Net cash provided by (used in) financing activities	(13,688)	94,685	57,176

Net cash increase (decrease)	443	(822)	(1,672)

Cash at beginning of period	303	1,125	2,797

Cash at end of period	$746	$303	$1,125

Cash paid for interest	$4,682	$2,341	$—

Cash paid for income taxes	$—	$332	$—

Non-cash transactions:
Working capital related to capital expenditures	$10,105	$31,920	$30,809
Debt issuance costs	—	—	(12)
Costs in connection with the equity offering	(416)	—	(275)
Issuance of subordinated note payable to Quicksilver	—	—	50,000
Contribution of property, plant and equipment from Quicksilver	72,342	9,668	—
Disposition (acquisition) of property, plant and equipment under repurchase obligation, net	111,070	(77,108)	(50,118)
Equity contribution related to assets not purchased pursuant to repurchase obligations	$20,663	$—	$—

(1)	Financial information has been revised to include the results of the Alliance Midstream Assets and to reflect the retroactive presentation of revenues, expenses, assets and liabilities of the HCDS as discontinued operations for 2009 and prior periods. See Note 1 — Organization and Description of Business of the notes to the consolidated financial statements.
The accompanying notes are an integral part of these consolidated financial statements.

CRESTWOOD MIDSTREAM PARTNERS LP
CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL
In thousands

			Partners’ Capital
			Limited Partners
		Redeemable
	Net Parent	Partners’			General
	Equity	Capital	Common	Subordinated	Partner	Total
Balance at January 1, 2007	$118,652	$7,431	$—	$—	$—	126,083
Net income attributable to the period from January 1, 2007 through August 9, 2007	3,119	326	—	—	—	3,445
Contributions	38,045	167	—	—	—	38,212
Initial public offering of units, net of offering costs	—	—	109,090	—	—	109,090
Distribution of initial public offering proceeds	(112,112)	(7,694)	—	—	—	(119,806)
Distribution of subordinated note payable to Quicksilver	(50,000)	—	—	—	—	(50,000)
Reclass Quicksilver’s equity balance to receivable from Quicksilver	2,296	—	—	—	—	2,296
Reclass redeemable partners’ capital	—	(230)	230	—	—	—
Distributions paid to partners	—	—	(2,054)	(1,929)	(79)	(4,062)
Equity-based compensation expense recognized	—	—	130	—	—	130
Net income attributable to the period from August 10, 2007 through December 31, 2007	—	—	2,434	2,285	93	4,812

Balance at December 31, 2007 (1)	—	—	109,830	356	14	110,200
Equity-based compensation expense recognized	—	—	1,017	—	—	1,017
Distributions paid to partners	—	—	(16,135)	(15,140)	(655)	(31,930)
Contribution by Quicksilver			9,779	—	—	9,779
Net income	—	—	13,050	12,456	636	26,142

Balance at December 31, 2008 (1)	—	—	117,541	(2,328)	(5)	115,208

Equity-based compensation expense recognized	—	—	1,705	—	—	1,705
Distributions paid to partners	—	—	(18,471)	(17,270)	(1,206)	(36,947)
Net income	—	—	18,384	12,926	1,189	32,499
Contribution by Quicksilver	—	—	81,830	9,712	580	92,122
Public offering of units, net of offering costs	—	—	80,313	—	—	80,313
Other	—	—	(63)	—	—	(63)

Balance at December 31, 2009 (1)	$—	$—	$281,239	$3,040	$558	$284,837

(1)	Financial information has been revised to include the results of the Alliance Midstream Assets and to reflect the retroactive presentation of revenues, expenses, assets and liabilities of the HCDS as discontinued operations for 2009 and prior periods. See Note 1 — Organization and Description of Business of the notes to the consolidated financial statements.
The accompanying notes are an integral part of these consolidated financial statements.

CRESTWOOD MIDSTREAM PARTNERS LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. ORGANIZATION AND DESCRIPTION OF BUSINESS
     Organization — Quicksilver Gas Services LP (“KGS” or the “Partnership”) is a Delaware limited partnership formed in January 2007 for the purpose of completing a public offering of common units and concurrently acquiring the assets of Quicksilver Gas Services Predecessor (“Predecessor”). Our general partner is Quicksilver Gas Services GP LLC, a Delaware limited liability company, which is owned by Quicksilver Resources Inc. (“Quicksilver”). Our Predecessor, since its inception in 2004, was comprised of entities under the common control of Quicksilver.
     Our IPO was accomplished through the sale of 5,000,000 common units on August 10, 2007 and the sale of 750,000 units to the underwriters on September 7, 2007. The proceeds from the IPO, net of total expenses, were approximately $109.1 million. From August 10, 2007 to December 31, 2007, we used net proceeds of the IPO, together with cash on hand of $25.1 million, to: (i) distribute $162.1 million (consisting of $112.1 million in cash and a $50.0 million subordinated promissory note payable) to Quicksilver and $7.7 million in cash to the private investors as a return of their investment capital contributed and reimbursement for capital expenditures advanced, and (ii) pay $4.3 million of expenses associated with the IPO, the Credit Agreement and other transactions related to the IPO, and (iii) for general partnership purposes.
     On December 10, 2009, we entered into an underwriting agreement to offer 4,000,000 common units at a price to the public of $21.10 per common unit. The total net proceeds that we received from the secondary offering, before expenses, were approximately $81 million. In January 2010, pursuant to the underwriting agreement, the underwriters exercised their option to purchase an additional 549,200 common units, for $11.1 million. During December 2009, we used the proceeds from our secondary offering to pay down the Credit Agreement. During January 2010, we re-borrowed $95 million to complete the purchase of the Alliance Midstream Assets. Also in January 2010, we used $11 million from the over-allotment to pay down borrowings under the Credit Agreement.
     Our ownership is as follows:

	Ownership
	December 31, 2009	January 2010 (1)
Common unitholders:
Public	37.5%	39.0%
Quicksilver	20.1%	19.7%
Subordinated unitholders:
Quicksilver	40.7%	39.7%

Total limited partner interest	98.3%	98.4%

General Partner interest:
Quicksilver	1.7%	1.6%

Total	100.0%	100.0%

(1)	Reflects the effects of the underwriters’ exercise of the over-allotment and the vesting of phantom units that occurred in January 2010.
     The general partner is a wholly-owned subsidiary of Quicksilver. Neither we nor our General Partner has any employees. Employees of Quicksilver have been seconded to our General Partner pursuant to a services and secondment agreement. The seconded employees, including field operations personnel, general and administrative personnel and a vice president, operate or directly support our gathering and processing assets.
     Description of Business — We are engaged in the gathering, processing, compression and treating of natural gas and the delivery of NGLs, produced from the Barnett Shale formation in the Fort Worth Basin located in Texas. We provide services under contracts, whereby we receive fees for performing gathering, processing and treating services. We do not take title to the natural gas or associated NGLs therefore avoiding direct commodity price exposure.

Our assets include or formerly included:
Cowtown System
The Cowtown System, located principally in Hood and Somervell counties in the southern portion of the Fort Worth Basin, which includes:
-	the Cowtown Pipeline, consisting of a gathering system and gas compression facilities. This system gathers natural gas produced by our customers and delivers it to the Cowtown and Corvette Plants for processing;

-	the Cowtown Plant, consisting of two natural gas processing units with a total capacity of 200 MMcfd that extract NGLs from the natural gas stream and deliver customers’ residue gas and extracted NGLs to unaffiliated pipelines for further transport and sale downstream; and

-	the Corvette Plant, placed in service during 2009, consisting of a 125 MMcfd natural gas processing unit that extracts NGLs from the natural gas stream and delivers customers’ residue gas and extracted NGLs to unaffiliated pipelines for further transport and sale downstream.
Lake Arlington Dry System
The LADS, located in Tarrant County, which consists of a gas gathering system and a gas compression facility with capacity of 120 MMcfd. This system gathers natural gas produced by our customers and delivers it to unaffiliated pipelines for further transport and sale downstream.
Hill County Dry System
As more fully described in Note 2 to our financial statements, our financial information through November 2009 also includes the operations of a gathering system in Hill County, Texas, HCDS, which gathers natural gas and delivers it to unaffiliated pipelines for further transport and sale downstream. As of November 2009, the assets, liabilities, revenues and expenses directly attributable to the HCDS for the periods prior to November 2009 have been retrospectively reported as discontinued operations based upon our decision not to purchase the system from Quicksilver.
Alliance Midstream Assets
During January 2010, we completed the purchase of the Alliance Midstream Assets, located in Tarrant and Denton counties of Texas, from Quicksilver for $95.2 million. The acquired assets consist of gathering systems and a compression facility with a total capacity of 115 MMcfd, an amine treating facility with capacity of 180 MMcfd and a dehydration treating facility with capacity of 200 MMcfd. This system gathers natural gas produced by our customers and delivers it to unaffiliated pipelines for further transport downstream. Due to Quicksilver’s control of the Partnership through its ownership of our General Partner at the time of the Alliance Acquisition, the Alliance Acquisition is considered a transfer of net assets between entities under common control. As a result, the Partnership is required to revise its financial statements to include the financial results and operations of the Alliance Midstream Assets. As such, this table gives retroactive effect to the Alliance Acquisition as if the Partnership owned the Alliance Midstream Assets since August 8, 2008, the date which Quicksilver acquired the Alliance Midstream Assets. The following summarizes the impact of this inclusion:

	For the Year Ended December 31, 2009
	As Previously	Alliance
	Presented	System	Combined
	(In thousands)
Revenue	$91,706	$4,175	$95,881
Operating expenses	(47,610)	(4,863)	(52,473)

Operating income (loss)	$44,096	$(688)	$43,408

Basic earnings (loss) per limited partner unit:	$1.33	$(0.03)	$1.30
Diluted earnings (loss) per limited partner unit:	$1.21	$(0.03)	$1.18

	For the Year Ended December 31, 2008
	As Previously	Alliance
	Presented	System	Combined
	(In thousands)
Revenue	$76,084	$—	$76,084
Operating expenses	(38,659)	(274)	(38,933)

Operating income (loss)	$37,425	$(274)	$37,151

Basic earnings (loss) per limited partner unit:	$1.08	$(0.01)	$1.07
Diluted earnings (loss) per limited partner unit:	$0.96	$(0.01)	$0.95

	As of December 31, 2009
	As Previously	Alliance
	Presented	System	Combined
	(In thousands)
Assets
Property, plant and equipment, net	$396,952	$85,545	$482,497

Total assets	$396,952	$85,545	$482,497

Liabilities
Accrued additions to property, plant and equipment	$4,011	$4,004	$8,015
Asset retirement obligations	7,654	1,265	8,919
Partner’s capital	204,561	80,276	284,837

Total liabilities and partners’ capital	$216,226	$85,545	$301,771

	As of December 31, 2008
	As Previously	Alliance
	Presented	System	Combined
	(In thousands)
Assets
Property, plant and equipment, net	$432,272	$9,591	$441,863

Total assets	$432,272	$9,591	$441,863

Liabilities
Asset retirement obligations	4,574	86	4,660
Partner’s capital	105,703	9,505	115,208

Total liabilities and partners’ capital	$110,277	$9,591	$119,868

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     Basis of Presentation — The accompanying consolidated financial statements and related notes present the financial position, results of operations, cash flows and changes in partners’ capital of our natural gas gathering and processing assets. The financial statements include historical cost-basis accounts of the assets of our Predecessor which were contributed to us by Quicksilver and two private investors in connection with the IPO.
     Discontinued Operations — In November 2009, Quicksilver and our General Partner mutually agreed to waive both parties’ rights and obligations to transfer ownership of the HCDS from Quicksilver to us, which we refer to as the Repurchase Obligation Waiver. The Repurchase Obligation Waiver caused derecognition of the assets and liabilities directly attributable to the HCDS, most significantly the property, plant and equipment and repurchase obligation, beginning in November 2009. In addition, the Repurchase Obligation Waiver caused the elimination of the HCDS’ revenues and expenses from our consolidated results of operations beginning in November 2009. The assets, liabilities, revenues and expenses directly attributable to the HCDS for the periods prior to November 2009 have been retrospectively reported as discontinued operations.
     Use of Estimates — The preparation of the financial statements in accordance with GAAP requires management to make estimates and judgments that affect the reported amount of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities that exist at the date of the financial statements. Estimates and judgments are based on information available at the time such estimates and judgments are made. Although management believes the estimates are appropriate, actual results can differ from those estimates.
     Cash and Cash Equivalents — We consider all highly liquid investments with a remaining maturity of three months or less at the time of purchase to be cash or cash equivalents. These cash equivalents consist principally of temporary investments of cash in short-term money market instruments.
     Accounts receivable — Accounts receivable are due from Quicksilver and other independent natural gas producers. Each of our customers is reviewed as to credit worthiness prior to the extension of credit and on a regular basis thereafter. Although we do not require collateral, appropriate credit ratings are required. Receivables are generally due within 60 days. At December 31, 2009 and 2008, we have recorded no allowance for uncollectible accounts receivable. During 2009, we experienced no significant non-payment for services.
     Property, Plant and Equipment — Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The cost of maintenance and repairs, which are not significant improvements, are expensed when incurred. Expenditures to extend the useful lives of the assets or enhance their productivity or efficiency from their original design are capitalized over the expected remaining period of use.
     Impairment of Long-Lived Assets — We review long-lived assets for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If we determine that an asset’s estimated future cash flows will not be sufficient to recover its carrying amount, we would record an impairment charge to reduce the carrying amount for the asset to its estimated fair value. At December 31, 2009, our analysis of estimated future cash flows indicated that there was no impairment on our long-lived assets.
     Other Assets — Other assets consist of costs associated with debt issuance and pipeline license agreements net of amortization. Debt issuance costs are amortized over the term of the associated debt. Pipeline license agreements provide us the right to construct, operate and maintain certain pipelines with local municipalities. The pipeline license agreements are amortized over the term of the agreement.
     Asset Retirement Obligations — We record the discounted fair value of the liability for asset retirement obligations in the period in which it is legally or contractually incurred. Upon initial recognition of the asset retirement liability, an asset retirement cost is capitalized by increasing the carrying amount of the long-lived asset by the same amount as the liability. In periods subsequent to the initial measurement, the asset retirement cost is allocated to expense using a straight line method over the asset’s useful life. Changes in the liability for the asset retirement obligation are recognized for (a) the passage of time and (b) revisions to either the timing or the amount of the estimated cash flows.
     Repurchase Obligations to Quicksilver — On June 5, 2007, our Predecessor sold several pipeline and gathering assets to Quicksilver. These assets consist of:
•	a portion of the gathering lines in the Cowtown Pipeline;

•	the LADS; and

•	the HCDS.

     At June 5, 2007, the assets were either constructed and in service or partially constructed. The selling price for these assets was approximately $29.5 million, which represented our Predecessor’s historical cost. Our Predecessor collected the $29.5 million on August 9, 2007. All assets conveyed were subject to repurchase by us from Quicksilver as follows:
Cowtown Pipeline — During 2009, our independent directors voted to acquire certain of the Cowtown Pipeline assets subject to the repurchase obligation that had an original cost of approximately $5.6 million. We paid $5.6 million for these assets in September 2009. Furthermore, the independent directors elected not to acquire certain Cowtown Pipeline assets that had been previously included in the repurchase obligation. In doing so, we derecognized assets with a carrying value of $56.8 million and also derecognized liabilities associated with the repurchase of $68.6 million. The difference of $11.8 million between the assets’ carrying values and their repurchase obligation was reflected as an increase in partners’ capital effective upon the decision not to purchase. We also entered into an agreement with Quicksilver to permit us to gather third party gas for a fee across the laterals retained by Quicksilver. The decision not to purchase certain Cowtown Pipeline assets did not have a material effect on our gathering and processing revenues as the natural gas stream from these laterals continues to flow into our Cowtown Pipeline gathering and processing facilities.
Lake Arlington Dry System — We completed the purchase of the LADS during the fourth quarter of 2008 for approximately $42 million.
Hill County Dry System — In November 2009, Quicksilver and our General Partner mutually agreed to waive both parties’ rights and obligations to transfer ownership of the HCDS from Quicksilver to us, which we refer to as the Repurchase Obligation Waiver. The Repurchase Obligation Waiver caused derecognition of the assets and liabilities directly attributable to the HCDS, most significantly the property, plant and equipment and repurchase obligation, beginning in November 2009. The difference of $8.9 million between the assets’ carrying values and the liabilities was reflected as an increase in partners’ capital effective upon the decision not to purchase. In addition, the Repurchase Obligation Waiver caused the elimination of the HCDS’ revenues and expenses from our consolidated results of operations, beginning in November 2009. The assets, liabilities, revenues and expenses directly attributable to the HCDS for the periods prior to November 2009 have been retrospectively reported as discontinued operations.
All of these assets’ conveyance from us to Quicksilver was not treated as a sale for accounting purposes because we operated them and originally intended to purchase them. Accordingly, the original cost and subsequently incurred costs were recognized in both our property, plant and equipment and its repurchase obligations to Quicksilver. Similarly, our results of operations included the revenues and expenses for these operations. For 2009, we recognized $3.7 million of interest expense associated with the repurchase obligations to Quicksilver based on a weighted-average interest rate of 3.8%, of which $2.0 million is reflected in discontinued operations. All repurchase obligations for these assets were concluded by December 31, 2009.
     Environmental Liabilities — Liabilities for environmental loss contingencies, including environmental remediation costs, are charged to expense when it is probable that a liability has been incurred and the amount of the assessment or remediation can be reasonably estimated.
     Redeemable Partners’ Capital — Prior to the IPO, our Predecessor accounted for partners’ capital subject to provisions for redemption outside of its control as mezzanine equity. Redeemable partners’ capital was recorded at fair value at the date of issue and was thereafter accreted to the redemption amount. Any resulting increases in the carrying amount of the redeemable partners’ capital were reflected through decreases in net Quicksilver equity. No accretion was recorded as the carrying amounts exceeded the redemption amounts for all periods presented. Redeemable partners’ capital was eliminated through transactions contemporaneous with the IPO.
     Revenue Recognition — Our primary service offerings are the gathering and processing of natural gas. We have contracts under which we receive revenue based on the volume of natural gas gathered and processed. We recognize revenue when all of the following criteria are met:
•	persuasive evidence of an exchange arrangement exists;

•	services have been rendered;

•	the price for its services is fixed or determinable; and

•	collectability is reasonably assured.
     Income Taxes — We are subject to a margin tax that requires tax payments at a maximum statutory effective rate of 0.7% of the gross revenue apportioned to Texas. The margin tax qualifies as an income tax under GAAP, which requires us to recognize currently the impact of this tax on the temporary differences between the financial statement assets and liabilities and their tax basis. Under the margin tax, taxable entities that are part of an affiliated group engaged in a unitary business must file a combined group report. As a result, we are included in a combined group report with Quicksilver and is allocated its proportionate share of the tax liability.
     Earnings per Limited Partner Unit — Earnings per unit presented on the statement of income for 2007 reflect only the earnings for the period subsequent to our IPO. Our net income is allocated to the general partner and the limited partners, including the holders of the common and subordinated units, in accordance with their respective ownership percentages, after giving effect to incentive distributions paid to the general partner. Basic earnings per unit are computed by dividing net income attributable to limited partner unitholders by the weighted-average number of limited partner units outstanding during each period. Diluted earnings per unit are computed using the treasury stock method, which considers the impact to net income and common units from the potential issuance of units and conversion of debt into limited partner units.
     Segment Information — We operate solely in the midstream segment in Texas where it provides natural gas gathering, treating and processing services.
     Fair Value of Financial Instruments — The fair value of accounts receivable, accounts payable, long-term debt and the note payable to Quicksilver approximate their carrying amounts.
     Equity-Based Compensation — At time of issuance of phantom units, our General Partner’s board of directors determines whether they will be settled in cash or settled in our units. For awards payable in cash, we amortize the expense associated with the award over the vesting period. The liability for fair value is reassessed at every balance sheet date, such that the vested portion of the liability is adjusted to reflect revised fair value through compensation expense. Phantom unit awards payable in units are valued at the closing market price of our common units on the date of grant. The unearned compensation is amortized to compensation expense over the vesting period of the phantom unit award.
Recently Issued Accounting Standards
     Accounting standard-setting organizations frequently issue new or revised accounting rules. We regularly review all new pronouncements to determine their impact, if any, on our financial statements. Below, we present a discussion of only those pronouncements that we expect will have an impact on our financial statements.
Pronouncements Impacting Us That Have Been Implemented
     In June 2009, and through subsequent updates, the FASB issued guidance that identified the FASB Accounting Standards Codification as the single source of authoritative GAAP not promulgated by the SEC. The FASC retains existing GAAP and had no effect on our financial statements upon its adoption by us on September 30, 2009, although any references to GAAP herein have been converted to the codified reference.
     The FASB issued revised guidance for business combinations in December 2007, which retained fundamental requirements that the acquisition method of accounting be used for all business combinations and that an acquirer be identified for each business combination. The acquirer is the entity that obtains control in the business combination and the guidance establishes the criteria to determine the acquisition date. An acquirer is also required to recognize the assets acquired and liabilities assumed measured at their fair values as of the acquisition date. In addition, acquisition costs are required to be recognized separately from the acquisition. Additional clarifications were issued on April 1, 2009 that address application issues regarding initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. Had we made or should we make any acquisition after January 1, 2009, when we adopted FASC Topic 805, Business Combinations, we would have applied and will apply this guidance, but otherwise adoption had no effect on our financial statements.
     In February 2008, the FASB issued guidance which allowed for a one-year deferral of the effective date of the accounting guidance in FASC Topic 820, Fair Value Measurements and Disclosures, as it applies to non-financial assets and liabilities that are recognized or disclosed at fair value on a nonrecurring basis. Beginning January 1, 2009, we applied the accounting guidance for all fair value measurements to non-financial assets and liabilities.
     The FASB issued guidance in 2008 to address how master limited partnerships should calculate earnings per unit using the two-class method and how current period earnings of a master limited partnership should be allocated among the general partner, limited partner, and other participating securities. We adopted the guidance, found in FASC Subtopic 260-10, Earnings Per Share, on January 1, 2009, without material impact and with prior periods retroactively presented.
     The FASB issued guidance in June 2008 regarding unvested share-based payment awards that contain nonforfeitable rights to dividends. The guidance was effective and adopted by us on January 1, 2009 and had no impact. Under this guidance, found at FASC Subtopic 260-10, Earnings Per Share, unvested share-based payment awards that contain nonforfeitable rights to dividends (whether paid or unpaid) are participating securities and should be included in the computation of basic earnings per share pursuant to the two-class method.
     The FASB issued guidance in May 2009 for disclosure of events that occur after the balance sheet date but before financial statements are issued by public entities. It mirrors the longstanding existing guidance for subsequent events that was promulgated by the American Institute of Certified Public Accountants. We adopted the guidance found in FASC Subtopic 855-10, Subsequent Events, during the quarter ended June 30, 2009 when the guidance became effective, without impact.
     The FASB issued updated disclosure guidance in August 2009, which updated FASC Topic 820, Fair Value Measurements and Disclosures, for the fair value measurement of liabilities. We have adopted all relevant guidance related to fair value measurement and disclosure.
Pronouncements Not Yet Implemented
     There are currently no pronouncements that have been issued and that we believe will impact us, which we have not already adopted.
3. NET INCOME PER COMMON AND SUBORDINATED UNIT
     The following is a reconciliation of the weighted-average common and subordinated units used in the basic and diluted earnings per unit calculations for 2009, 2008 and 2007. The impact of the convertible debt is dilutive for 2009 and 2008, but was anti-dilutive for 2007.

	Years Ended December 31,
	2009 (3)	2008 (3)	2007 (1)(3)
Common and subordinated unitholders’ interest in net income from continuing operations	$33,286	$27,780	$5,199
Common and subordinated unitholders’ interest in net loss from discontinued operations	(1,959)	(2,285)	(480)

Common and subordinated unitholders’ interest in net income	$31,327	$25,495	$4,719
Impact of interest on subordinated note to Quicksilver	2,038	2,748	—

Income available assuming conversion of convertible debt	$33,365	$28,243	$4,719

Weighted-average common and subordinated units — basic	24,057	23,783	23,777
Effect of restricted phantom units	486	141	10
Effect of subordinated note to Quicksilver (2)	3,646	5,659	—

Weighted-average common and subordinated units — diluted	28,189	29,583	23,787

Basic earnings per unit:
From continuing operations per common and subordinated unit	$1.38	$1.17	$0.22
From discontinued operations per common and subordinated unit	$(0.08)	$(0.10)	$(0.02)
Net earnings per common and subordinated unit	$1.30	$1.07	$0.20

Diluted earnings per unit:
From continuing operations per common and subordinated unit	$1.25	$1.03	$0.22
From discontinued operations per common and subordinated unit	$(0.07)	$(0.08)	$(0.02)
Net earnings per common and subordinated unit	$1.18	$0.95	$0.20

Assumed conversion price (2)	$15.28	$9.48	N/A

(1)	Amounts for 2007 represent the period from August 10, 2007 to December 31, 2007

(2)	Assumes that convertible debt is converted using the lesser of average closing price per unit or final closing price on December 31.

(3)	Financial information has been revised to include the results of the Alliance Midstream Assets and to reflect the retroactive presentation of revenues, expenses, assets and liabilities of the HCDS as discontinued operations for 2009 and prior periods. See Note 1 — Organization and Description of Business of the notes to the consolidated financial statements.
4. DISCONTINUED OPERATIONS
     In November 2009, Quicksilver and our General Partner mutually agreed to waive both parties’ rights and obligations to transfer ownership of the HCDS from Quicksilver to us, which we refer to as the Repurchase Obligation Waiver. The Repurchase Obligation Waiver caused derecognition of the assets and liabilities directly attributable to the HCDS, most significantly the property, plant and equipment and repurchase obligation, beginning in November 2009. In addition, the Repurchase Obligation Waiver caused the elimination of the HCDS’ revenues and expenses from our consolidated results of operations beginning in November 2009. The assets, liabilities, revenues and expenses directly attributable to the HCDS for the periods prior to November 2009 have been retrospectively reported as discontinued operations based upon our decision not to purchase the system from Quicksilver as follows:

	Years Ended December 31,
	2009	2008	2007
	(In thousands)
Revenues	$3,771	$1,974	$246
Operating Expenses	(3,718)	(2,564)	(448)
Interest Expense	(2,045)	(1,740)	(390)

Loss from discontinued operations	$(1,992)	$(2,330)	$(592)

As of December 31, 2008
(In thousands)
Assets
Property, plant and equipment, net	$55,848
Accounts receivable	174

Total assets	$56,022

Liabilities
Accounts payable and other	$3,341
Repurchase obligations to Quicksilver	56,301
Asset retirement obligations	660

Total liabilities	$60,302

5. PROPERTY, PLANT AND EQUIPMENT
     Property, plant and equipment consist of the following:

		December 31,
	Depreciable Life	2009	2008
		(In thousands)
Gathering systems	20 years	$145,457	$152,418
Processing plants and compression facilities	20-25 years	332,053	148,461
Construction in progress — plant		—	106,563
Construction in progress — pipeline		5,630	24,315
Rights-of-way and easements	20 years	29,522	31,250
Land		4,251	1,114
Buildings and other	20-40 years	2,732	1,836

		519,645	465,957
Accumulated depreciation		(37,148)	(24,094)

Net property, plant and equipment		$482,497	$441,863

     Construction in progress — plant of $106.5 million in 2008, reflects the construction of the Corvette Plant, a processing plant and compression facility attached to the Cowtown Pipeline, which was placed in service during the first quarter of 2009.

6. ACCOUNTS PAYABLE AND OTHER
     Accounts payable and other consists of the following:

	December 31,
	2009	2008
	(In thousands)
Accrued operating expenses	$204	$879
Equity compensation payable	242	116
Equity offering expense	416	—
Tax services	236	—
Legal services	376	—
Interest payable	660	734
Other	106	123

	$2,240	$1,852

7. LONG-TERM DEBT
     The following table summarizes our long-term debt payments due by period:

	Payments Due by Period
Long-Term Debt	Total	2010	2011-2013	2014-2015	Thereafter
	(In millions)
Credit Agreement	$125.4	$—	$125.4	$—	$—
Subordinated Note to Quicksilver	55.7	2.5	53.2	—	—

Total long-term debt	$181.1	$2.5	$178.6	$—	$—

     Credit Agreement — As of December 31, 2008, we had a $235 million senior secured credit facility (“Credit Agreement”). During October 2009, our lenders amended our Credit Agreement and increased their commitments to a total of $320 million, and with additional commitment increases and lender consent, our available capacity could expand to $350 million. The Credit Agreement matures in August 2012, but can be extended up to two additional years with lenders approval.
     Also as part of the amendment in October 2009, the Credit Agreement borrowing spreads were revised as follows:

Interest rate option	After Amendment
ABR borrowings	2.00% to 3.00%
Eurodollar borrowings	3.00% to 4.00%
Swingline borrowings	3.00% to 4.00%
Commitment fee on used capacity	0.50%
     The Credit Agreement provides for revolving loans, swingline loans and letters of credit. The Credit Agreement is secured by substantially all of our and our subsidiaries’ assets and is guaranteed by our subsidiaries.
     The Credit Agreement contains certain covenants which can limit our borrowing capacity. All of the financial covenants exclude the subordinated note payable to Quicksilver and our repurchase obligations to Quicksilver and any related non-cash interest. These financial covenants are summarized below:

Quarters Ended	Maximum Debt to EBITDA	Minimum EBITDA to Interest
December 31, 2009 and thereafter	4.50 to 1	2.50 to 1
     Based on our results through December 31, 2009, our total borrowing capacity was $297 million and our borrowings were $125.4 million. The weighted-average interest rate as of December 31, 2009 was 3.3%. The Credit Agreement contains restrictive covenants that prohibit the declaration or payment of distributions by us if a default then exists or would result therefrom, and otherwise limits the amount of distributions that we can make. Upon an event of default, the Credit Agreement allows for the acceleration of the loans, the termination of the Credit Agreement and foreclosure on collateral.

     During December 2009, we used $80.5 million of proceeds from our secondary offering to pay down the Credit Agreement. During January 2010, we re-borrowed $95 million to complete the purchase of the Alliance Midstream Assets. In January 2010, we used $11 million from the over-allotment to pay down the Credit Agreement.
     Subordinated Note — In August 2007, we executed a subordinated promissory note (the “Subordinated Note”) payable to Quicksilver in the principal amount of $50.0 million.
     The Subordinated Note accrues interest based upon the rate applicable to borrowings under the Credit Agreement plus 1%, which is locked at the time of borrowing. The weighted-average interest rate at December 31, 2009 was 3.8%. Accrued and unpaid interest is payable quarterly on the last business day of each calendar quarter, beginning on March 31, 2008, and on the Subordinated Note’s maturity date described below. Quarterly interest may be paid in cash or by adding it to the outstanding principal balance of the Subordinated Note. Subject to certain restrictions, quarterly installments of $275,000 are payable on the last business day of each calendar quarter. The final payment is due on February 10, 2013. However, if the maturity date of the Credit Agreement is extended, the maturity date of the Subordinated Note will also be automatically extended to the date that is six months after the revised Credit Agreement maturity date. Amounts payable under the Subordinated Note may at all times, at Quicksilver’s election, be paid, in whole or in part, using our units. The Subordinated Note contains events of default that permit, among other things, the acceleration of the debt (unless otherwise prohibited pursuant to the subordination provisions described below). Such events of default include, but are not limited to, payment defaults under the Subordinated Note, the breach of certain covenants after applicable grace periods and the occurrence of an event of default under the Credit Agreement.
     Amounts due under the Subordinated Note are subordinated in right of payment to all of our obligations under the Credit Agreement. We are precluded from making any payments under the Subordinated Note if any of the following events exist or would result as of the date of the proposed Subordinated Note payment:
•	an event of default under the Credit Agreement;

•	the existence of a pending judicial proceeding with respect to any event of default under the Credit Agreement; or

•	our ratio of total indebtedness (which includes the Subordinated Note) to EBITDA as of the end of the fiscal quarter immediately preceding the date of such payment was equal to or greater than 3.5 or would be greater than 3.5 after consideration of such payment.
     Through December 31, 2009, we have made all scheduled quarterly interest payments at the end of each quarter by adding them to the principal of the Subordinated Note in accordance with its terms. Accordingly, interest expense of $2.1 million recognized during 2009 was added to the Subordinated Note. In 2009, all of the quarterly principal payments were prevented by the indebtedness to EBITDA limitation described above.
8. ASSET RETIREMENT OBLIGATIONS
     The following table provides a reconciliation of the changes in the asset retirement obligation:

Year Ended
December 31, 2009
(In thousands)
Beginning asset retirement obligations	$4,661
Incremental liability incurred	3,195
Repurchase obligations not exercised	(509)
Accretion expense	394

Ending asset retirement obligations as reported at December 31, 2009	$7,741

Alliance Midstream Asset obligations at December 31, 2009	1,178

Ending asset retirement obligations	$8,919

     As of December 31, 2009, no assets are legally restricted for use in settling asset retirement obligations.
9. COMMITMENTS AND CONTINGENT LIABILITIES
     Litigation — At December 31, 2009, we were not subject to any material lawsuits or other legal proceedings.
     Casualties or Other Risks — Quicksilver maintains coverage in various insurance programs on our behalf, which provides us with property damage, and other coverages which are customary for the nature and scope of our operations.

     Management of our General Partner believes that Quicksilver has adequate insurance coverage, although insurance will not cover every type of loss that might occur. As a result of insurance market conditions, premiums and deductibles for certain insurance policies have increased substantially and, in some instances, certain insurance may become unavailable, or available for only reduced amounts of coverage. As a result, Quicksilver may not be able to renew existing insurance policies or procure other desirable insurance on commercially reasonable terms, if at all. We maintain our own directors and officers’ insurance policy separate from the policy maintained by Quicksilver.
     If we were to incur a significant loss for which we were not adequately insured, the loss could have a material impact on our consolidated financial condition and results of operations. In addition, the proceeds of any available insurance may not be paid in a timely manner and may be insufficient if such an event were to occur. Any event that interrupts our revenues, or which causes us to make significant expenditures not covered by insurance, could reduce our ability to meet our financial obligations.
     Regulatory Compliance — In the ordinary course of our business, we are subject to various laws and regulations. In the opinion of management of our General Partner, compliance with current laws and regulations will not have a material adverse effect on our financial condition or results of operations.
     Environmental Compliance — Our operations are subject to stringent and complex laws and regulations pertaining to health, safety, and the environment. As an owner or operator of these facilities, we are subject to laws and regulations at the federal, state and local levels that relate to air and water quality, hazardous and solid waste management and disposal and other environmental matters. The cost of planning, designing, constructing and operating our facilities must incorporate compliance with environmental laws and regulations and safety standards. Failure to comply with these laws and regulations may trigger a variety of administrative, civil and potentially criminal enforcement measures. At December 31, 2009, we had recorded no liabilities for environmental matters.
     Commitments — We purchased the Alliance Midstream Assets from Quicksilver in January 2010 for approximately $95 million and also assumed construction commitments of approximately $7.4 million related thereto. The purchase price was subsequently reduced to $84.4 million due to a purchase price adjustment based on the timing of construction costs of the system.
10. INCOME TAXES
     We have recorded no provision for federal income taxes in our consolidated financial statements as such income is taxable directly to the partners holding interests in us.
     Temporary differences relating to our assets and liabilities will affect the Texas margin tax and a deferred tax liability has been recorded in the amount of $0.8 million and $0.4 million as of December 31, 2009 and 2008, respectively. We derive all of our revenue from operations in Texas.
     Quicksilver does not expect to owe consolidated Texas margin tax for 2009 and, accordingly, we do not expect to make cash payment for our 2009 liability for Texas margin tax, based upon Texas filing rules. All effects of the 2009 Texas margin tax calculation are captured in deferred income taxes.
11. EQUITY PLAN
     Awards of phantom units have been granted under our 2007 Equity Plan, as amended, which, as of December 31, 2009, had capacity for the issuance of up to 750,000 remaining units. The following table summarizes information regarding the phantom unit activity:

	Payable in cash		Payable in units
		Weighted		Weighted
		Average Grant		Average Grant
	Units	Date Fair Value	Units	Date Fair Value
Unvested phantom units — January 1, 2009	60,319	$21.63	139,918	$25.15
Vested	(26,526)	13.79	(49,789)	25.25
Issued	5,420	16.65	405,428	10.06
Cancelled	(5,973)	21.36	(9,885)	15.90

Unvested phantom units — December 31, 2009	33,240	$20.90	485,672	$12.75

     At January 1, 2009, we had total unvested compensation expense of $2.3 million related to phantom units. We recognized compensation expense of approximately $2.6 million during 2009, including $0.4 million related to Quicksilver equity grants issued to employees seconded to us. Grants of phantom units during 2009 had an estimated grant date fair value of $4.2 million. We have unearned compensation expense of $2.9 million at December 31, 2009 that will be recognized in expense through September 2012. Phantom units that vested during 2009 had a fair value of $1.6 million on their vesting date.
     At December 31, 2008 and 2009, respectively, 603,993 and 750,000 units were available for issuance under the 2007 Equity Plan, as amended.
     On October 7, 2009, unitholders approved an amendment to the 2007 Equity Plan, which increased the number of units available for issuance to 750,000 units as of November 4, 2009. The plan was subsequently amended by our General Partner’s board of directors.
12. TRANSACTIONS WITH RELATED PARTIES
     Upon completion of, or in connection with, our IPO, we entered into a number of agreements with related parties. A description of those agreements follows:
     Omnibus Agreement — On August 10, 2007, we entered into an agreement with our General Partner and Quicksilver, which addressed, among other matters:
•	restrictions on Quicksilver’s ability to engage in midstream activities in Quicksilver Counties;

•	Quicksilver’s and our rights and obligations related to the LADS and the HCDS;

•	Our obligation to reimburse Quicksilver for all general and administrative expenses incurred by it on our behalf;

•	Our obligation to reimburse Quicksilver for all insurance coverage expenses it incurs or payments it makes with respect to our assets; and

•	Quicksilver’s obligation to indemnify us for certain liabilities and our obligation to indemnify Quicksilver for certain liabilities.
     Secondment Agreement — Quicksilver and our General Partner have a services and secondment agreement pursuant to which specified employees of Quicksilver have been seconded to our General Partner to provide operating, routine maintenance and other services with respect to the assets owned or operated by us. We reimburse Quicksilver for the services provided by the seconded employees. The initial term of the agreement runs through August 2017, but will extend for additional annual periods unless cancelled by either party with 180 days’ written notice. In 2009, we reimbursed Quicksilver $9.7 million for the services provided by the seconded employees.
     Gas Gathering and Processing Agreements — Quicksilver has agreed to dedicate all of the natural gas produced on properties operated by Quicksilver within the areas served by our Cowtown System and LADS through 2017 and for the areas served by Alliance Midstream Assets through 2019. These dedications do not obligate Quicksilver to develop the reserves subject to these agreements.
     Cowtown System - Effective September 1, 2008, we and Quicksilver revised the previous agreement by specifying that Quicksilver has agreed to pay a fee per MMBtu for gathering, processing and compression of gas on the Cowtown

System. The compression fee payable by Quicksilver at a gathering system delivery point shall never be less than our actual cost to perform such compression service. Quicksilver may also pay us a treating fee based on carbon dioxide content at the pipeline entry point. The rates are each subject to an annual inflationary escalation. During 2009, we recognized $71.3 million related to this agreement.
     During 2009, we entered into an agreement with Quicksilver to redeliver gas from the Cowtown Plant to a group of wells located near the facility. We recognized $0.9 million in revenue during 2009 related to this agreement.
     Lake Arlington Dry System — During the fourth quarter of 2008, we completed the acquisition of the LADS from Quicksilver for $42.1 million. In conjunction with the purchase, Quicksilver assigned its gas gathering agreement to us. Under the terms of that agreement, Quicksilver agreed to allow us to gather all of the natural gas produced by wells that it operated and from future wells operated by it within the Lake Arlington area through August 2017. Quicksilver’s fee is subject to annual inflationary escalation. During 2009, we recognized $13.7 million related to this agreement.
     Alliance Midstream Assets — In June 2009, we entered into an agreement with Quicksilver by which we waived our right to purchase midstream assets located in and around the Alliance Airport area in Tarrant County, Texas. The agreement permitted Quicksilver to own and operate the Alliance Midstream Assets and granted us an option to purchase the Alliance Midstream Assets and additional midstream assets located in Denton and Tarrant County, Texas. During January 2010, we completed the purchase of the Alliance Midstream Assets for $95.2 million, located in Tarrant and Denton counties of Texas, from Quicksilver. The purchase price was subsequently reduced to $84.4 million due to a purchase price adjustment based on the timing of construction costs of the system. The acquired assets consist of gathering systems and a compression facility with a total capacity of 115 MMcfd, an amine treating facility with capacity of 180 MMcfd and a dehydration treating facility with capacity of 200 MMcfd. Under the terms of that agreement, Quicksilver agreed to allow us to gather all of the natural gas produced by wells that it operated and from future wells operated by it within the Alliance area through December 2019. The gathering fee paid by Quicksilver ranges from between $0.40 to $0.55 per Mcf based on volumes.
     Hill County Dry System - In November 2009, Quicksilver and our General Partner mutually agreed to waive both parties’ rights and obligations to transfer ownership of the HCDS from Quicksilver to us, which we refer to as the Repurchase Obligation Waiver. The Repurchase Obligation Waiver caused derecognition of the assets and liabilities directly attributable to the HCDS, most significantly the property, plant and equipment and repurchase obligation, beginning in November 2009. The difference of $8.9 million between the assets’ carrying values and the liabilities was reflected as an increase in partners’ capital effective upon the decision not to purchase. In addition, the Repurchase Obligation Waiver caused the elimination of the HCDS’ revenues and expenses from our consolidated results of operations beginning in November 2009. The assets, liabilities, revenues and expenses directly attributable to the HCDS for the period prior to November 2009 have been retrospectively reported as discontinued operations.
     Other Agreements — Quicksilver has engaged us to operate midstream assets owned by it for a monthly fee of $75,000. We recognized $0.8 million in revenue during 2009 related to this agreement which ended during the fourth quarter of 2009.
     We leased compressors to Quicksilver for use with the Alliance Midstream Assets. We recognized $0.8 million in revenue for the year ended 2009 related to these agreements. These agreements terminated with the purchase of the Alliance Midstream Assets.
     On August 10, 2007, we executed a subordinated promissory note payable to Quicksilver in the principal amount of $50 million. At December 31, 2009, the outstanding balance of the promissory note was $55.7 million. For a more detailed description of the promissory note, see Note 7 to our consolidated financial statements included in Item 8 of this Current Report which is incorporated herein by reference.
     Contribution, Conveyance and Assumption Agreement — On August 10, 2007, we entered into a contribution, conveyance, and assumption agreement (“Contribution Agreement”) with our general partner, certain other affiliates of Quicksilver and the private investors. The following transactions, among others, occurred just prior to the IPO pursuant to the Contribution Agreement:
•	the transfer of all of the interests of certain entities to us;

•	the issuance of the incentive distribution rights to our general partner and the continuation of its 2% general partner interest in us;

•	Our issuance of 5,696,752 common units, 11,513,625 subordinated units and the right to receive $162.1 million, to Quicksilver in exchange for the contributed interests; and

•	Our issuance of 816,873 common units and the right to receive $7.7 million to private investors in exchange for their contributed interests.

     Centralized cash management — Prior to our IPO, revenues settled with Quicksilver and other customers, net of expenses paid by Quicksilver on behalf of our Predecessor, are reflected as partners’ capital activity on the consolidated balance sheets and as a reduction of net cash provided by financing activities on the consolidated statements of cash flows. Subsequent to the IPO, revenues settled and expenses paid on our behalf are settled in cash on a monthly basis utilizing our bank accounts.
     Distributions — We paid distributions to Quicksilver of $27.0 million, $23.3 million and $3.0 million during 2009, 2008 and 2007, respectively.
     Allocation of costs — The individuals supporting our operations are employees of Quicksilver. Our consolidated financial statements include costs allocated to us by Quicksilver for centralized general and administrative services performed by Quicksilver, as well as depreciation of assets utilized by Quicksilver’s centralized general and administrative functions. Costs allocated to us are based on identification of Quicksilver’s resources which directly benefit us and our estimated usage of shared resources and functions. All of the allocations are based on assumptions that management believes are reasonable.
     The following table summarizes the change in net Quicksilver equity during 2007 and a summary of general and administrative expenses, including the cost allocated from Quicksilver for the years ended 2009, 2008 and 2007. Management believes these transactions are executed on terms comparable to those that would apply to transactions executed with third parties.

	Year Ended December 31
	2009	2008	2007
	(In thousands)
Net Parent equity
Beginning balance			$118,652
Net change in Quicksilver advances:
Contribution of property, plant and equipment			45,040
Settled revenue with Quicksilver			(11,760)
Payments received by Quicksilver for trade accounts receivable			(625)
Payments made to settle expenses by Quicksilver			4,378
Allocation of general and administrative overhead			850
Contribution of other current assets			162

Net change in Quicksilver advances			38,045
Quicksilver share of net income			3,119
Distribution of initial public offering proceeds			(112,112)
Distribution of subordinated note payable to Quicksilver			(50,000)
Reclassify to receivable from Quicksilver			2,296

Ending balance			$—

General and administrative expense — parent
Allocation of general and administrative overhead	$2,809	$2,411	$1,978
Audit and tax services	894	896	405
Equity-based compensation expense	1,791	1,220	471
Legal services	838	501	143
Insurance expense	339	338	232
Salary and benefits	373	421	—
Other	565	620	150

Total general and administrative expense	$7,609	$6,407	$3,379

13. PARTNERS’ CAPITAL AND DISTRIBUTIONS
     General. Our Partnership Agreement requires that we distribute all of our Available Cash (discussed below) to unitholders within 45 days after the end of each calendar quarter.
     Available Cash, for any quarter, consists of all cash and cash equivalents on hand at the end of that quarter plus additional cash on hand on the date of determination of Available Cash for the quarter resulting from working capital borrowings made subsequent to the end of the quarter less the amount of cash reserves established by the general partner to:
•	provide for the proper conduct of our business;

•	comply with applicable law, any of our debt instruments or other agreements; or

•	provide funds for distributions to partners for the succeeding four quarters.
     The following table presents cash distributions for 2009 and 2008:

	Attributable to the	Per Unit	Total Cash
Payment Date	Quarter Ended	Distribution (1)	Distribution
			(In millions)
Pending Distributions
February 12, 2010 (2)	December 31, 2009	$0.390	$11.6

Completed Distributions
November 13, 2009 (3)	September 30, 2009	$0.390	$9.7
August 14, 2009 (4)	June 30, 2009	$0.370	$9.1
May 15, 2009 (4)	March 31, 2009	$0.370	$9.1
February 13, 2009 (4)	December 31, 2008	$0.370	$9.1
November 14, 2008 (5)	September 30, 2008	$0.350	$8.5
August 14, 2008 (5)	June 30, 2008	$0.350	$8.5
May 15, 2008	March 31, 2008	$0.315	$7.6

(1)	Represents common and subordinated unitholders

(2)	Total cash distribution includes an Incentive Distribution Rights amount of approximately $261,000 to the general partner

(3)	Total cash distribution includes an Incentive Distribution Rights amount of approximately $219,000 to the general partner

(4)	Total cash distribution includes an Incentive Distribution Rights amount of approximately $90,000 to the general partner

(5)	Total cash distribution includes an Incentive Distribution Rights amount of approximately $20,000 to the general partner
     General Partner Interest and Incentive Distribution Rights. Our General Partner is entitled to its pro rata portion of all our quarterly distributions. Our General Partner has the right, but not the obligation, to contribute a proportionate amount of capital to maintain its initial 2% interest. At December 31, 2009, our General Partner’s interest has been reduced to 1.7% due to the issuance of the equity offering. The incentive distribution rights held by out General Partner entitle it to receive increasing percentages, up to a maximum of 48%, of distributions from operating surplus in excess of pre-defined distribution targets.
     Subordinated Units. Quicksilver holds all of the subordinated units, which are limited partner interests. Our partnership agreement provides that, during the subordination period, the common units have the right to receive quarterly distributions of $0.30 per unit plus any arrearages from prior quarters before any distributions from operating surplus may be made to the subordinated unit holders. Furthermore, no arrearages will be paid on subordinated units. The practical effect of the subordinated units is to create a higher likelihood of distribution to the common unit holders during the subordination period. The subordination period will end, and the subordinated units will convert to an equal number of common units, when we have earned and paid at least $0.30 per quarter on each common unit, subordinated unit and general partner unit for any three consecutive years, which we expect will occur in February 2011. The subordination period will also terminate automatically if our General Partner is removed without cause and the units held by our General Partner and its affiliates are not cast in favor of removal. Once the subordination period ends, the common units will no longer be entitled to arrearages.
Distributions of Available Cash to Unitholders. During the subordination period and assuming the absence of arrearages and the distributions of at least $0.30 distributed per unit per quarter:
•	quarterly distributions of up to $.0345 per unit are first allocable to the common unit holders and to the General Partner at their pro rata ownership percentages and then to subordinated unit holders in their pro rata ownership percentage.

•	quarterly distributions in excess of $.0345 per unit are allocable in the same fashion as lesser distributions, except that the General Partner is entitled to increasing percentages of the distribution pursuant to the incentive distribution rights.
     After the subordination period and given the same assumptions, the quarterly distributions are identical to the distributions during the subordination period, except that the previously subordinated units would have converted into common units and be entitled to the same priority as other common unitholders.

14. SELECTED QUARTERLY DATA (UNAUDITED)
The following presents a summary of selected quarterly data. Financial information has been revised to include the results of the Alliance Midstream Assets and to reflect the retroactive presentation of revenues, expenses, assets and liabilities of the HCDS as discontinued operations for 2009 and prior periods.

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
	(In thousands, except per unit data)
2009
Operating revenues	$23,964	$23,340	$23,236	$25,341
Operating income	12,227	10,325	9,459	11,397
Net income from continuing operations	10,029	7,835	7,486	9,141
Loss from discontinued operations	(635)	(819)	(348)	(190)
Net income	9,394	7,016	7,138	8,951
Basic earnings per unit:
From continuing operations per common and subordinated unit	$0.41	$0.32	$0.29	$0.36
From discontinued operations per common and subordinated unit	$(0.03)	$(0.03)	$(0.01)	$(0.01)
Net earnings per common and subordinated unit	$0.38	$0.29	$0.28	$0.35

Diluted earnings per unit:
From continuing operations per common and subordinated unit	$0.36	$0.29	$0.27	$0.33
From discontinued operations per common and subordinated unit	$(0.02)	$(0.03)	$(0.01)	$(0.01)
Net earnings per common and subordinated unit	$0.34	$0.26	$0.26	$0.32

2008
Operating revenues	$14,852	$17,957	$18,890	$24,385
Operating income	5,441	8,348	9,506	13,856
Net income from continuing operations	3,385	6,255	7,176	11,656
Loss from discontinued operations	(501)	(649)	(788)	(392)
Net income	2,884	5,606	6,388	11,264
Basic earnings per unit:
From continuing operations per common and subordinated unit	$0.14	$0.26	$0.29	$0.48
From discontinued operations per common and subordinated unit	$(0.02)	$(0.03)	$(0.03)	$(0.02)
Net earnings per common and subordinated unit	$0.12	$0.23	$0.26	$0.46

Diluted earnings per unit:
From continuing operations per common and subordinated unit	$0.14	$0.26	$0.29	$0.40
From discontinued operations per common and subordinated unit	$(0.02)	$(0.03)	$(0.03)	$(0.01)
Net earnings per common and subordinated unit	$0.12	$0.23	$0.26	$0.39